Exhibit (h)(7)

AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment is entered into as of August 1, 2019 (the “Amendment”), by and between NORTHERN INSTITUTIONAL FUNDS, a statutory trust organized under the laws of the State of Delaware (the “Trust”), acting on its own behalf and on behalf of each of its series listed in Schedule A to the Transfer Agency Agreement (as defined below), and THE NORTHERN TRUST COMPANY, a Illinois corporation (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent are party to a Transfer Agency and Service Agreement, dated as of June 30, 2014 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Transfer Agency Agreement”), wherein the Transfer Agent agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Transfer Agency Agreement, effective as of the date hereof, the Trust and the Transfer Agent wish to make certain amendments to the Transfer Agency Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Transfer Agency Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.            AMENDMENTS.

(a)	The Table of Contents to the Transfer Agency Agreement is hereby amended by replacing the entry for Schedule B with the following:

Schedule B    [Reserved]

(b)	Section 3.1 (Fee Schedule) to the Transfer Agency Agreement is hereby amended by replacing such section with the following:

3.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent the fees and expenses as agreed upon from time to time in writing between the Trust and the Transfer Agent.

(c)	Schedule B (Fees) to the Transfer Agency Agreement is hereby amended by replacing such Schedule with the Schedule B attached hereto.

3.            MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, ..tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

4.            EFFECT OF AMENDMENT. All other terms and conditions set forth in the Transfer Agency Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Transfer Agency Agreement in the Transfer Agency Agreement and all schedules thereto shall mean and be a reference to the Transfer Agency Agreement as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Trust and the Transfer Agent has caused this Amendment to be signed and delivered by its duly authorized representative as of the day and year first above written.

NORTHERN INSTITUTIONAL FUNDS

By: /s/ Peter K. Ewing
Name: Peter K. Ewing
Title: President

THE NORTHERN TRUST COMPANY

By: /s/ Michelle Roblee
Name: Michelle Roblee
Title: SVP

SCHEDULE B

[RESERVED]